Exhibit 99.1

For Immediate Release

For More Information, Contact
Steve Lightstone
816-472-7675

PSF Group Holdings, Inc. Announces Record Results for 3rd Quarter

Kansas City, Mo., February 8, 2005 – PSF Group Holdings, Inc., the parent company of Premium Standard Farms, Inc., today reported record results for its fiscal year 2005 third quarter ended December 25, 2004. Net income for the third quarter was $23.0 million compared to a net loss of $0.8 million for the third quarter of last year.

     “We are pleased to report record financial results for our third quarter and nine-month periods. These results are driven by strong demand and pricing for our pork products, but also reflect the significant operating improvements we have made in our business over the past five years. Our integrated model continues to add value to our business,” said John Meyer, Chief Executive Officer.

     Net income in the first nine months of fiscal 2005 was $44.3 million compared with a net loss of $1.1 million in the same period for last year.

     Net sales for the quarter totaled $246.8 million, up 23.5% from $199.8 million in the comparable period last year. Sales for the first nine months of fiscal 2005 were $677.7 million, compared to $549.2 million last year, an increase of 23.4%. Sales for both periods were up due to higher product prices and an increase in volume.

     Premium Standard Farms, Inc., a wholly-owned subsidiary of PSF Group Holdings, Inc., is a leading vertically integrated provider of pork products to the wholesale and retail, food service, and institutional markets in the United States, and export customers in more than 20 countries. Premium Standard Farms, Inc. is the nation’s second largest pork producer and sixth largest pork processor, with approximately 4,000 employees working at farms and processing facilities in Missouri, North Carolina, and Texas.

     This news release may contain “forward-looking statements” within the meaning of the federal securities laws. Naturally, all forward-looking statements involve risk and uncertainty and actual results or events could be materially different. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ include: economic conditions generally and in our principal markets; competitive practices and consolidation in the pork production and processing industries; the impact of current and future laws, government regulations and fiscal policies affecting our industry and operations, including environmental laws and regulations, trade embargoes and tariffs; domestic and international transportation disruptions; food safety; the availability of additional capital to fund future commitments and expansion and the cost and terms of financing; outbreaks of disease in our herds; feed ingredient costs; fluctuations in live hog and wholesale pork prices; customer demands and preferences; and the occurrence of natural disasters and other occurrences beyond our control. In light of these risks, uncertainties and assumptions, the forward-looking events discussed might not occur.

     A copy of the Company’s Form 10-Q for the third quarter of fiscal 2005 will be available on the internet at www.psfarms.com.

PSF Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
13 and 39 weeks ended December 25, 2004 and December 27, 2003
(in 000’s)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	December 25,	December 27,	December 25,	December 27,
	2004	2003	2004	2003
Net sales	$246,759	$199,766	$677,725	$549,207
Cost of goods sold	198,159	190,723	574,869	520,002

Gross profit	48,600	9,043	102,856	29,205
Selling, general and administrative expenses	6,324	4,431	15,436	12,658
Other income	(213)	(179)	(875)	(461)

Operating income	42,489	4,791	88,295	17,008
Interest expense (income):
Interest expense	4,889	6,065	15,908	18,868
Interest income	(36)	(45)	(80)	(100)

Interest expense, net	4,853	6,020	15,828	18,768

Income (loss) before income taxes	37,636	(1,229)	72,467	(1,760)
Income tax expense (benefit)	14,640	(478)	28,190	(685)

Net income (loss)	$22,996	$(751)	$44,277	$(1,075)

Unrealized gain on interest rate swap, net of tax	—	76	54	245

Comprehensive income (loss)	$22,996	$(675)	$44,331	$(830)